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                                                                      Exhibit 99
                                                                      ----------

                           MAIN STREET BANCORP, INC.
                                601 Penn Street
                               Reading, PA 19603


FOR IMMEDIATE RELEASE                CONTACT:  Andrew J. Rothermel
August 8, 2000                                     Executive Vice President and
                                                   General Counsel
                                                   (610) 685-1400


                           MAIN STREET BANCORP, INC.
                         ANNOUNCES THE APPOINTMENT OF
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER



     Reading, PA, August 8, 2000--The Boards of Directors of Main Street Bancorp, Inc. (NASDAQ, NMS: MBNK), and its wholly-owned subsidiary, Main Street Bank have announced the appointment of Brian M. Hartline as President and Chief Executive Officer of the Company and the Bank.

     Mr. Hartline of Collegeville, PA previously served as a Director and Chief Financial Officer of USABancshares.com, Inc., Philadelphia, PA and Chief Operating Officer of its banking subsidiary vBank. Prior to his involvement with USABancShares, he served as Chief Financial Officer of ML Bancorp, Inc. and Main Line Bank, Villanova, PA and as a certified public accountant with PriceWaterhouseCoopers, LLP. Mr. Hartline holds a B.S. in Business Administration from Millersville University, Millersville, PA and is a graduate of The Graduate School of Community Banking.

     Alfred B. Mast, Chairman of the Executive Committee of the Board responsible for the executive search stated "Brian has the varied experience and vision to transform Main Street into a high performing financial services company. Brian's strong ties in Berks County, PA and throughout our primary markets along with his varied banking experience will be a tremendous asset to the Company."

     Main Street Bancorp, Inc. with assets of $1.6 Billion, is a Pennsylvania corporation, headquartered in Reading, PA and is a registered bank holding company that operates Main Street Bank, a State Chartered, Federal Reserve Member, FDIC insured bank.